EXHIBIT 21

THIS NOTE HAS BEEN ACQUIRED IN A TRANSACTION NOT INVOLVING ANY PUBLIC OFFERING AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED (i) EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THIS NOTE OR (ii) EXCEPT PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS.

                                 PROMISSORY NOTE

$300,000                                                      January 10, 2001

      FOR VALUE RECEIVED, EPL TECHNOLOGIES, INC., a Colorado corporation ("Maker"), with offices at 2 International Plaza, Suite 245, Philadelphia, Pennsylvania 19113-1507, promises to pay to the order of JOSEPH GIAMANCO ("Holder") at his offices at 74 Trinity Place, New York, NY 10007, or at such other place as Holder may designate in writing to Maker, in lawful money of the United States, the principal sum of THREE HUNDRED THOUSAND DOLLARS ($300,000), in accordance with the payment provisions hereinafter set forth.

            1. PAYMENTS. Interest will be charged on the aggregated unpaid principal balance of this Note from the date hereof until the full amount of principal due hereunder has been paid at a fixed rate of ten percent (10%) per annum. Principal and all interest accrued hereunder shall be due and payable in full on the earlier of (i) July 10, 2001, or (ii) such time as Maker shall have received additional financing in excess of $5,000,000. Interest shall be computed on the basis of the actual number of days elapsed over a year of twelve thirty-day months and 360 days.

            2. PREPAYMENT. Maker shall have the right to prepay this Note, in whole or in part, at any time.

            3. INDUCEMENT TO ACCEPT NOTE. As an inducement to the Holder to make the loan evidenced by this Note, Maker hereby agrees to issue to Holder 400,000 shares of common stock of Maker upon receipt of a representation letter of Holder satisfactory to Maker.

            4. EVENTS OF DEFAULT. Each of the following events shall constitute an Event of Default (an "Event of Default") under this Note:

            (a) Failure of Maker to pay any amount due and payable under this Note when such amount is due and payable, whether at the time scheduled for payment thereof or by reason of acceleration thereof or otherwise;

            (b) Maker shall: (i) apply for or consent to the appointment of a receiver, trustee or liquidator or any material part of its property, (ii) admit in writing its


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            inability to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated bankrupt or insolvent, (v) file a voluntary petition in bankruptcy or a petition or an answer seeking an arrangement with creditors or to take advantage of any bankruptcy, insolvency, readjustment of debt, dissolution or liquidation law, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or (vi) take any action for the purpose effectuating any of the foregoing; and

            (c) Any order, judgment or decree shall be entered, without Maker's application, approval or consent, by any court of competent jurisdiction, approving a petition seeking reorganization of Maker or of all or a substantial part of its assets, or appointing a receiver, custodian, trustee, intervenor or liquidator therefor, or such a petition, seeking reorganization of or liquidation shall be filed against Maker and such order, judgment or decree shall continue unstayed and in effect for a period of ninety (90) days.

            5. REMEDIES. Upon the occurrence of an Event of Default under
Section 4 hereof, at the option of Holder: (a) Holder may declare this Note immediately due and payable in full, as to principal, interest and any other sums payable hereunder, whereupon all such sums shall be and become immediately due and payable in full; and (b) Holder shall be entitled to exercise forthwith against Maker any and all rights and remedies that may otherwise be available to Holder hereunder and at law or in equity.

            6. ENFORCEMENT. Maker hereby: (a) waives demand, presentment for payment, notice of intention to accelerate, notice of acceleration, protest, notice of protest, and all other notices and diligence in collecting this Note, and (b) agrees that it will not be necessary for Holder, in order to enforce payment of this Note, to first institute suit or exhaust his rights against Maker.

            7. WAIVER AND AMENDMENT. No waiver or modification of the terms of this Note shall be valid unless in writing signed by Holder and Maker and then only to the extent therein set forth. No delay or omission on the part of Holder to exercise any right or power arising upon the occurrence of any Event of Default shall impair any right or power of Holder or be construed to be a waiver by Holder of such Event of Default.

            8. ATTORNEYS' FEES. Maker agrees to pay Holder's reasonable expenses to obtain, enforce or liquidate payment or performance of any of Maker's obligations under this Note, which expenses shall include reasonable attorneys' fees plus other reasonable legal expenses incurred by Holder.

            9. GOVERNING LAW. This Note shall be governed by and construed and enforced in accordance with the laws of the State of New York.


                                      -2-
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      IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the day and year first above-written.



                                    EPL TECHNOLOGIES, INC.


                                    By: /s/ Paul L. Devine
                                        ----------------------------
                                    Name:  Paul L. Devine
                                    Title: President and CEO